Exhibit 12.1

                         STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                               (in thousands, except ratio of earnings to fixed charges)


                                                                       TRANSITION             YEARS ENDED     NINE MONTHS ENDED
                                      YEARS ENDED DECEMBER 31,        PERIOD ENDED             JANUARY 31,       OCTOBER 31,
                                      ------------------------         JANUARY 31,             -----------       -----------
                                 1995(1)           1996(1)    1997(2)    1998(3)       1999(4)     2000(4)    1999(5)    2000(5)
                                 -------           -------    -------    -------       -------     -------    -------    -------
Earnings before income taxes..       $3,362        $53,499    $41,443       NM           $121,148    $188,845   $132,596  $185,684
                               ====================================================================================================

Fixed charges:
     Rent.....................        5,957          7,919     11,785       NM             15,168      22,500     16,026    19,854
     Assumed Interest.........        1,986          2,640      3,928       NM              5,056       7,500      5,342     6,618
     Amortization of debt
       issue costs............          191            251        311       NM                663       1,271      1,008       789
     Interest expense.........        4,593          8,635      9,761       NM             16,141      19,423     15,744    14,222
                               ----------------------------------------------------------------------------------------------------

Total fixed charges...........        6,770         11,526     14,000       NM             21,860      28,194     22,094    21,629
                               ====================================================================================================

Earnings before fixed charges.       10,132         65,025     55,443       NM            143,008     217,039    154,690   207,313
                               ====================================================================================================


Ratio of earnings to fixed
  charges (6).................         1.5x          5.6x       4.0x        NM               6.5x        7.7x       7.0x      9.6x
                               ====================================================================================================

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(1) Includes the results of Boston Technology, Inc. ("Boston"), which was merged into Comverse on January 14, 1998 and accounted for pursuant to the pooling of interest method, for its fiscal year ended January 31.
(2) Includes the results of Boston for the 11 months ended December 31, 1997.
(3) In January 1998, we changed our fiscal year end from December 31 to January
31. Accordingly, the one-month transition period ended January 31, 1998 is presented.
(4) Includes the results of Loronix Information Systems, Inc. ("Loronix") for its fiscal year ended December 31.
(5) Includes the results of Loronix for the six months ended June 30.
(6) For purposes of computing the ratio of earnings to fixed charges (i) earnings consist of consolidated income before income taxes plus fixed charges and (ii) fixed charges consist of interest expense, amortization of debt issuance cost and the portion of rent expense deemed by us to be representative of the interest component.